Exhibit 99.01

December 23, 2015

GenSpera Announces Private Placement of $2.5 Million

SAN ANTONIO, December 23, 2015— GenSpera, Inc. (OTCQB: GNSZ) (“GenSpera” or the “Company”), a biotech company developing a novel prodrug therapeutic for the treatment of cancer, today announced that it has entered into definitive agreements with institutional investors, led by a healthcare-dedicated fund, for the private placement of shares of convertible preferred stock and warrants to purchase shares of common stock and the exercise of certain outstanding warrants for gross proceeds of approximately $2.5 million.

GenSpera intends to use the net proceeds of the transaction to fund the continuation of the Phase II clinical study for the Company’s lead asset, mipsagargin (G-202), for the treatment of glioblastoma multiforme. The interim Phase II data demonstrate that mipsagargin confers clinical benefit to a subset of patients and that activity may correlate with the level of prostate-specific membrane antigen (PSMA) expression in the primary tumor. Mipsagargin is activated by the enzyme PSMA, which is highly expressed in some glioblastoma tumor vasculature.

“This financing will support the acceleration of our corporate and clinical growth,” said Craig Dionne, PhD, chief executive officer at GenSpera. “We are excited to continue the development of mipsagargin as a potential treatment of glioblastoma. We believe that we are well positioned to target additional opportunities to build our oncology drug pipeline.”

GenSpera will issue to the investors an aggregate of approximately 1,853 shares of Series A convertible preferred stock for a purchase price of $1,000 per share. The convertible preferred stock has a conversion price of $0.15 per share and has no required dividend rights and is convertible into an aggregate of approximately 12.35 million shares of common stock. In addition, the Company will issue to the investors Series F warrants to purchase an aggregate of 6.2 million shares of common stock and Series G warrants to purchase an aggregate of approximately 6.2 million shares of common stock. The Series F warrants have an exercise price of $0.30 per share and are exercisable for a term of 5 years from the effective date of the resale registration statement described below and the Series G warrants have an exercise price of $0.30 per share and are exercisable for a term of 18 months from the effective date of the resale registration statement. In connection with the July 2015 private placement transaction, Genspera has agreed to adjust the exercise price of the outstanding Series D warrants and Series E warrants held by the investors in such offering to $0.15 per share and the investors have agreed to exercise such warrants for aggregate gross proceeds to Genspera of approximately $640,000. Genspera has agreed to issue to such investors Series H warrants to purchase an aggregate of approximately 3.6 million shares of common stock and Series I warrants to purchase an aggregate of approximately 3.6 million shares of common stock. Both warrants have an exercise price of $0.30 per share, the Series H warrants are exercisable for a term of 5 years from the date of issuance and the Series I warrants are exercisable for a term of 18 months from the date of issuance. The offering is expected to close on or about December 29, 2015, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. acted as the exclusive placement agent for the transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock underlying the convertible preferred stock and the shares of common stock issuable the exercise of the warrants within 30 days of the closing date.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Further details of the placement will be described in a Current Report on Form 8-K to be filed with the SEC by the Company and all of the transaction documents will be attached to the Form 8-K. The information is qualified in its entirety by the Current Report to be filed on Form 8-K, including the exhibits, with respect to this transaction.

About GenSpera

GenSpera, Inc. is developing a novel technology platform that combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that targets the release of drugs within solid tumors without the side effects of chemotherapeutic agents. Mipsagargin, GenSpera’s lead drug candidate, has demonstrated positive data in a Phase 2 clinical trial in patients with hepatocellular carcinoma (liver cancer) and has been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in this indication. Mipsagargin is being evaluated in a Phase 2 clinical trial for glioblastoma multiforme (brain cancer) and has demonstrated highly encouraging interim data in this ongoing trial.

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

Investor Contacts:

LHA

Jody Cain, jcain@lhai.com

Sal Diaz, sdiaz@lhai.com

310-691-7100

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